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                                                                Exhibit 99.1
     [Gardner Denver logo]

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                               PRESS RELEASE
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FOR IMMEDIATE RELEASE
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May 23, 2005                        Contact: Helen W. Cornell
                                             Vice President, Finance and CFO
                                             (217) 228-8209


             GARDNER DENVER, INC. RECEIVES REGULATORY APPROVAL
               FOR ITS ACQUISITION OF THOMAS INDUSTRIES INC.:
               TRANSACTION EXPECTED TO CLOSE ON JULY 1, 2005

QUINCY, IL, (May 23, 2005) - Gardner Denver, Inc. (NYSE: GDI) reported today that it has received all regulatory approvals necessary to complete its previously announced agreement to acquire Thomas Industries Inc. (NYSE:
TII). The transaction is scheduled to close on July 1, 2005, subject to the approval of Thomas' shareholders and the satisfaction of other customary closing conditions.

Thomas Industries Inc., a worldwide leader in the design, manufacture and marketing of precision engineered pumps and compressors, reported net sales and operating income for the three months ended March 31, 2005 of $110.0 million and $9.0 million, respectively. Operating income for the three-month period of 2005 included depreciation and amortization of $4.6 million. Financial results for the first quarter also included $1.6 million for legal and professional fees related to this transaction, patent litigation fees of $0.6 million, start-up of a new manufacturing facility in China of $0.3 million and a favorable adjustment of $0.7 million due to a change in the Kentucky license tax regulations. As of March 31, 2005, Thomas had $262.8 million in cash, cash equivalents and short-term investments. The anticipated net transaction value, including the purchase price of $40.00 per share for all outstanding shares and share equivalents (approximately $734.2 million), the assumption of $8.6 million of current and long-term capitalized lease obligations and net of cash, is approximately $480.0 million.

Cautionary Statement Regarding Forward-Looking Statements
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All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitations, the expected timing and completion of the Thomas Industries acquisition. Actual results regarding the timing and completion of such acquisition could differ materially from the above statement due to various uncertainties and factors, including, without limitation, the risk that the remaining conditions to completion of the acquisition are not satisfied, including the receipt of the approval of the Thomas Industries' stockholders and other customary closing conditions set forth in the merger agreement. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking


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statements are subject to uncertainties and factors relating to the
Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Gardner Denver, with 2004 revenues of $740 million ($896 million on a pro forma basis including the acquisition of Nash Elmo, which was completed in September 2004), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).

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